May 8, 2023
VIA EDGAR
Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215
Re: Nationwide Life Insurance Company
CIK 0000205695
Registration Statement on Form S-1 (File No. 333-267809)
Ladies and Gentlemen:
I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 ("Registration Statement") for the Individual Single Purchase Payment Deferred Annuity Contract ("Contract") to be issued by Nationwide Life Insurance Company ("Nationwide"). I have examined the filing of the Registration Statement and related documents, and I have reviewed the questions of law I considered necessary and appropriate. On the basis of this examination and review, it is my opinion that:
1.
Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the Contracts.
2.
Nationwide has filed the form of the Contract in the states where it is eligible for approval, and upon the acceptance of a purchase payment made by a contract owner pursuant to a Contract issued in accordance with the prospectus contained in the Registration Statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract, and the Contract will be a valid and binding obligation of Nationwide.
I hereby consent to the use of this opinion as an exhibit to this Registration Statement.
Sincerely,
/s/ Ben Mischnick
Ben Mischnick
Managing Counsel
Nationwide Life Insurance Company
Home Office: One Nationwide PlazaNationwide Insurance
Columbus, Ohio 43215-2220Nationwide Financial
Legal Counsel to the Nationwide Insurance Companies and their Associated Companies